UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2026

NEUROCRINE BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-22705	33-0525145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6027 Edgewood Bend Court
San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

(858) 617-7600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	NBIX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), on April 6, 2026, the Company entered into an Agreement and Plan of Merger, dated as of April 5, 2026 (the “Merger Agreement”), with Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Purchaser”), and Soleno Therapeutics, Inc., a Delaware corporation (“Soleno”). Pursuant to the Merger Agreement, on April 20, 2026, the Company, through Purchaser, commenced a tender offer to purchase all the outstanding shares of Soleno’s common stock, par value $0.001 per share (the “Soleno Shares”), at a price of $53.00 per Soleno Share (the “Offer Price”), in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 20, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”; the Offer to Purchase and the Letter of Transmittal, collectively, the “Offer”). The Offer to Purchase and the Letter of Transmittal were filed as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Tender Offer Statement on Schedule TO originally filed with the SEC by Purchaser and the Company on April 20, 2026.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Report is incorporated by reference into this Item 2.01.

The Offer and related withdrawal rights expired as scheduled at one minute following 11:59 p.m. Eastern time on May 15, 2026 (such date and time, the “Expiration Date”). Purchaser was advised by Equiniti Trust Company, LLC, the depositary for the Offer, that as of the Expiration Date, a total of 46,356,114 Soleno Shares had been validly tendered (and not validly withdrawn) pursuant to the Offer, representing approximately 88.9% of the issued and outstanding Soleno Shares as of the Expiration Date. As of the Expiration Date, the number of Soleno Shares validly tendered and not validly withdrawn pursuant to the Offer satisfied the Minimum Condition (as defined in the Merger Agreement), and all other conditions to the Offer were satisfied or waived. Promptly after the Expiration Date, Purchaser irrevocably accepted for payment all Soleno Shares validly tendered and not validly withdrawn pursuant to the Offer and payment of the Offer Price for such Soleno Shares will be made promptly in accordance with the terms of the Offer and the Merger Agreement.

The Company completed the acquisition of Soleno on May 18, 2026, by causing Purchaser to merge with and into Soleno (the “Merger”) pursuant to the Merger Agreement without any action by Soleno stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Purchaser was merged with and into Soleno, the separate existence of Purchaser ceased and Soleno continued as a direct wholly owned subsidiary of the Company.

At the Effective Time, each Soleno Share issued and outstanding immediately prior to the Effective Time (other than (i) Soleno Shares owned immediately prior to the Effective Time by Soleno (including those held in Soleno’s treasury), (ii) Soleno Shares owned both as of the commencement date of the Offer and immediately prior to the Effective Time by the Company, Purchaser, or any other direct or indirect wholly owned subsidiary of the Company, (iii) Soleno Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer and (iv) Soleno Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Soleno Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) was canceled and ceased to exist and was converted into the right to receive the Offer Price, without interest and subject to any required withholding of taxes.

In addition, pursuant to the terms of the Merger Agreement, effective as of immediately prior to the Effective Time, by virtue of the Merger, without any action on the part of Soleno, the Company, Purchaser or the holder thereof:

(i) each option to purchase Soleno Shares (each, a “Soleno Option”) that was outstanding and unexercised as of immediately prior to the Effective Time and that did not have an exercise price per Soleno Share that was equal to or greater than the Offer Price, whether or not then vested or exercisable, was canceled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to (x) the total number of Soleno Shares subject to such Soleno Option immediately prior to such cancellation multiplied by (y) the excess, if any, of (A) the Offer Price over (B) the exercise price payable per Soleno Share underlying such Soleno Option;

(ii) each Soleno Option that was outstanding and unexercised as of immediately prior to the Effective Time and that did have an exercise price per Soleno Share that was equal to or greater than the Offer Price, whether or not then vested or exercisable, was canceled and no holder thereof was entitled to any payment with respect to such Soleno Option before or after the Effective Time; and

(iii) each restricted stock unit award with respect to Soleno Shares (each, a “Soleno RSU Award”) that was outstanding immediately prior to the Effective Time, whether or not then vested, vested fully and was canceled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to (x) the number of Soleno Shares subject to such Soleno RSU Award immediately prior to such cancellation multiplied by (y) the Offer Price.

All amounts payable to current or former Soleno employees with respect to Soleno Options and Soleno RSU Awards will be paid as soon as reasonably practicable after the Effective Time (but no later than fifteen (15) days after the Effective Time) and will be subject to deduction for any required tax withholding.

The Soleno Shares underlying all warrants to purchase Soleno Shares (“Soleno Warrants”) that were exercised prior to the Effective Time were treated in the same manner as each Soleno Share outstanding immediately prior to the Effective Time. All Soleno Warrants that were outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, were treated as being simultaneously cashless exercised as of immediately prior to the Effective Time, subject to deduction for any required withholding taxes, in accordance with the terms and conditions specified in the applicable Soleno Warrant and the related warrant termination agreements between Soleno and the respective holders of the Soleno Warrants.

The aggregate cash paid by the Company and Purchaser in the Offer and the Merger was approximately $2.9 billion, plus related fees and expenses, which was funded by the Company from its available cash on hand.

The foregoing summary of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2026, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2026 (the “Closing Date”), the Company entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”), and the lenders party thereto. The Credit Agreement provides for a five-year, $1.0 billion senior secured revolving credit facility (the “Revolving Credit Facility”).

Interest rates under the Revolving Credit Facility are variable and equal to, at the Company’s option, (i) Term SOFR (as defined in the Credit Agreement), plus a margin of 1.125% to 1.75% per annum, or (ii) an alternate base rate plus a margin of 0.125% to 0.75% per annum, in each case based on the lower of the applicable rates determined by reference to the Company’s total secured net leverage ratio and credit ratings from time to time.

The Company will pay customary agency fees and a commitment fee based on the daily unused portion of the Revolving Credit Facility at a rate of 0.10% to 0.25% per annum based on the lower of the applicable rates determined by reference to the Company’s secured net leverage ratio and credit ratings from time to time. The Revolving Credit Facility is not subject to amortization and will mature on the fifth anniversary of the Closing Date.

On the Closing Date, the Company entered into a pledge and security agreement, pursuant to which the Company granted to the Agent, for the benefit of the lenders under the Credit Agreement, a security interest in substantially all of its assets, subject to customary exceptions and exclusions. Any material domestic subsidiaries of the Company in existence from time to time will be required to guarantee the Company’s obligations under the Credit Agreement and grant to the Agent, for the benefit of the lenders, a security interest in substantially all of their assets, subject to customary exceptions and exclusions.

The Credit Agreement contains customary representations and warranties, affirmative covenants, negative covenants and events of default. The Credit Agreement also contains financial covenants that are tested on the last day of each of the Company’s fiscal quarters. These financial covenants include (x) a maximum total net leverage ratio of 3.75:1.00 (which may, at the Company’s election, increase to 4.25:1.00 for certain periods following certain material acquisitions or investments by the Company), and (y) a minimum consolidated interest coverage ratio of 2.00:1.00. On the Closing Date, the Company made an initial borrowing of $600.0 million under the Revolving Credit Facility.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On May 18, 2026, the Company issued a press release announcing the closing of the Merger, a copy of which is attached as Exhibit 99.1 to this Report and incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and will not be incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless specifically identified as being incorporated therein by reference. This Report will not be deemed an admission as to the materiality of any information in this Item 7.01 or Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses or funds acquired.

The Company intends to file the financial statements required by Item 9.01(a) of Form 8-K by an amendment to this Report no later than 71 calendar days after the date on which the initial Current Report on Form 8-K reporting completion of the Merger is required to be filed.

(b)	Pro forma financial information.

The Company intends to file the pro forma financial information required by Item 9.01(b) of Form 8-K by an amendment to this Report no later than 71 calendar days after the date on which the initial Current Report on Form 8-K reporting completion of the Merger is required to be filed.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated April 5, 2026, by and among Neurocrine Biosciences, Inc., Sigma Merger Sub, Inc. and Soleno Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Neurocrine Biosciences, Inc. with the Securities and Exchange Commission on April 6, 2026).

10.1*	Credit Agreement, dated May 14, 2026, among Neurocrine Biosciences, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

99.1	Press Release, dated May 18, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain annexes, exhibits or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted annexes, exhibits and schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.

Dated: May 18, 2026	/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer